Exhibit 99.1

For Immediate Release

AppliedMicro Completes TPACK Acquisition

SUNNYVALE, Calif. – Sept. 21, 2010 – Applied Micro Circuits Corporation, or AppliedMicro (Nasdaq: AMCC), today announced it has completed its acquisition of TPACK A/S of Copenhagen, Denmark. AppliedMicro has paid $32 million in cash and will offer up to $5 million in cash earn-outs depending upon TPACK revenue and product development milestones scheduled over the next 18 months.

The transaction is expected to be profit neutral, excluding transaction costs, for the AppliedMicro fiscal year ending March 31, 2011. TPACK will continue to operate from its Copenhagen headquarters as a wholly-owned subsidiary of AppliedMicro.

The stock purchase agreement relating to the acquisition was originally announced on Aug. 18, 2010. More details about the announcement can be at found the AppliedMicro company website at www.apm.com.

About TPACK

TPACK delivers cutting edge Silicon ICs providing core data transport and switching functions to leading Telecom and Networking equipment suppliers. TPACK’s SOFTSILICON™ products support the fastest deployment of new Carrier Class Packet and Optical Network standards, providing the most flexible, cost and power effective implementations throughout the life of the equipment. TPACK’s customer base includes Tier 1 equipment providers who account for more than 50% of the optical transport equipment market.

About AppliedMicro

AppliedMicro is a global leader in energy conscious communications and computing solutions for telco, enterprise, data center, consumer and SMB applications. With a 30-year heritage as an innovator in high-speed connectivity and high performance embedded processing, AMCC, now AppliedMicro, employs patented transport and embedded processor SoCs to provide high performance energy efficient products. AppliedMicro’s corporate headquarters are located in Sunnyvale, California. Sales and engineering offices are located throughout the world. For further information regarding AppliedMicro, visit the company’s Web site at www.apm.com

Corporate Contact:	Media Contact:

AppliedMicro	The Bernard Group

Tally Kaplan Porat	Tom Murphy

(o) 408.702.3139	(o) 831-661-0260

(c) 408.483.8370	(c) 831-402-4142

tkaplan@apm.com	tmurphy@bernardgroup.com

Applied Micro Circuits Corporation, AMCC, AppliedMicro, the AppliedMicro logo, TPACK and SOFTSILICON are trademarks or registered trademarks of Applied Micro Circuits Corporation or its subsidiaries. All other product or service names are the property of their respective owners.

This news release contains forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. These forward-looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, risk that the sale will have little or no positive impact on the Company’s business, and risks relating to general economic conditions. More information about potential factors that could affect the Company’s business and financial results is included in the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010, and the Company’s other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the issuance of this press release.